                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                Schedule 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)
                           _______________________


                              Badger Meter Inc.
                            ____________________

                              (Name of Issuer)


                            Class B Common Stock
                            ____________________

                       (Title of Class of Securities)

                                  056995103
                                ____________

                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent (5%) of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent (5%) or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

CUSIP No. 056995103

1)    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Reporting Person:

      MARSHALL & ILSLEY CORPORATION, I.D. No. 39-0452805


2)    Check the Appropriate Box if a Member of a Group (See
      Instructions):
      (a)   [  ]
      (b)   [  ]


3)    SEC Use Only


4)    Citizenship or Place of Organization:

                              Wisconsin


Number of Shares        5)    Sole Voting Power:                 0.00
Beneficially Owned      ______________________________________________
by Each Reporting
Person With:            6)    Shared Voting Power:                0.00
                        ______________________________________________

                        7)    Sole Dispositive Power:             0.00
                        ______________________________________________

                        8)    Shared Dispositive Power:         41,300
_____________________________________________________________________________

9)    Aggregate Amount Beneficially Owned by Each Reporting Person:
                                    41,300
_____________________________________________________________________________

10)   Check if the Aggregate Amount in Row (9) Excludes Certain
      Shares (See Instructions):
                                      N/A
_____________________________________________________________________________

11)   Percent of Class Represented by Amount in Row 9:
                                     7.3%
_____________________________________________________________________________

12)   Type of Reporting Person (See Instructions):
                                      HC

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

INSTRUCTIONS:

A. Statements containing the information required by this Schedule shall be filed not later than February 14 following the calendar year covered by the statement or within the time specified in Rule 13-d(b) (2), if applicable.

B. Information contained in a form which is required to be filed by rules under Section 13(f) (15 USC 78m(f)) for the same calendar year as that covered by a statement on this Schedule may be incorporated by reference in response to any of the items of this schedule. If such information is incorporated by reference in this Schedule, copies of the relevant pages of such form shall be filed as an exhibit to this Schedule.

C. The item numbers and captions of the items shall be included but the text of the items is to be omitted. The answers to the items shall be so prepared as to indicate clearly the coverage of the items without referring to the text of the items. Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a).        Name of Issuer:
                  Badger Meter Inc.
_____________________________________________________________________________

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  4545 West Brown Deer Road, Milwaukee, Wisconsin
_____________________________________________________________________________

Item 2(a).        Name of Person Filing:
                  Marshall & Ilsley Corporation

_____________________________________________________________________________

Item 2(b).        Address or Principal Business Office or, if none,
                  Residence:
                  770 North Water Street, Milwaukee, Wisconsin
_____________________________________________________________________________

Item 2(c).        Citizenship:
                  Wisconsin Corporation
_____________________________________________________________________________

Item 2(d).        Title of Class of Securities:
                  Class B Common Stock
_____________________________________________________________________________

Item 2(e).        CUSIP Number:
                  056995103


                                 Page 3 of 5 Pages

                          SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

Item 3.           If this statement is filed pursuant to rules 13d-1
                  (b) (1), or 13d-2 (b), check whether the person
                  filing is a:
      (a)   [  ]  Broker or dealer registered under Section 15 of
                  the Act
      (b)   [  ]  Bank as defined in Section 3 (a) (6) of the Act
      (c)   [  ]  Insurance Company as defined in Section 3 (a) (19)
                  of the Act
      (d)   [  ]  Investment Company registered under Section 8 of
                  the Investment Company Act
      (e)   [  ]  Investment Adviser registered under Section 203 of
                  the Investment Advisers Act of 1940
      (f)   [  ]  Employee Benefit Plan, Pension fund which is
                  subject to the provisions of the Employee
                  Retirement Income Security Act of 1974 or
                  Endowment fund:  see Sec. 240.13d-1(b) (1) (ii)
                  (F)
      (g)   [XX]  Parent Holding Company, in accordance with Sec.
                  240.13d-1 (b)(1)(ii)(G) (Note:  See Item 7)
      (h)   [  ]  Group, in accordance with Sec. 240.13d-1 (b) (1)
                  (h) (H)
_____________________________________________________________________________

Item 4.           Ownership.

      (a)   Amount Beneficially Owned:
            41,300
______________________________________________________________________________

      (b)   Percent of Class:
            7.3%
_____________________________________________________________________________

      (c)   Number of shares as to which such person has:

              (i)       Sole power to vote or to direct the vote
                        0.00
             (ii)       Shared power to vote or to direct the vote
                        0.00
            (iii)       Sole power to dispose or to direct the
                        disposition of
                        0.00
             (iv)       Shared power to dispose or to direct the
                        disposition of
                        41,300
_____________________________________________________________________________

Item 5.           Ownership of Five Percent or Less of a Class.
                  Not Applicable
_____________________________________________________________________________

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

      The following persons are believed to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities indentifed herein:

      The Trustees of the Kathryn Wright Donaldson 1961 Trust


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                  The parent holding company has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(g) and each relevant subsidiary hereby consents to the filing of this statement on its behalf by the parent company:


                              Page 4 of 5 Pages

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                       Marshall & Ilsley Trust Company
                       a Wisconsin banking corporation
                      Tax Identification No. 39-1186267
_____________________________________________________________________________


Item 8.           Identification and Classification of Members of
                  the Group.
                  Not applicable
_____________________________________________________________________________

Item 9.           Notice of Dissolution of Group.
                  Not applicable
_____________________________________________________________________________

Item 10.          Certification.

The following certification shall be included if the statement is filed pursuant to Rule 13d-1 (b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:         April 5, 1995
_______________________________________________________________________


Signature:    /s/ Patricia R. Justiliano
_______________________________________________________________________

Corporate
Name/Title:  Patricia R. Justiliano, Senior Vice President &
             Corporate Controller
_______________________________________________________________________


                                 Page 5 of 5

(13G-BADGER)